Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-134505 of Cox Radio, Inc. on Form S-8 of our report dated March 31, 2009, appearing in this Annual Report on Form 11-K of Cox Radio, Inc. 2006 Employee Stock Purchase Plan for the period from January 1, 2008 to June 30, 2008 (date of termination).

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 31, 2009